EV Energy Partners to Acquire Appalachian Basin Oil and Gas Properties

HOUSTON, Feb 8, 2010 (MARKETWIRE via COMTEX News Network) — EV Energy Partners, L.P. (Nasdaq:EVEP) today announced it, along with certain institutional partnerships managed by EnerVest, Ltd., has signed an agreement to acquire oil and natural gas properties in the Appalachian Basin from Range Resources Corporation (NYSE:RRC). EVEP will acquire a 46.15 percent interest in these assets for $151.8 million.

The acquisition, which has been approved by the Board of Directors, is expected to close by the end of March 2010 and is subject to customary closing conditions and purchase price adjustments.

The acquisition is comprised of wells primarily producing from the Clinton and Medina formations, with substantially all of the proved reserves and production in Ohio.  In addition, there is significant upside potential for drilling in the Knox group formation, where EnerVest has extensive drilling experience.

The properties, and EVEP's share of reserves and production, include:

- 3,306 active wells (3,018 operated)

- Estimated proved reserves as of Jan 1, 2010, net to EVEP, (based on recent strip prices) of approximately 78.8 BCFE plus currently estimated probable and possible reserves (most of which are possible), primarily in the Knox group formation, of approximately 19.7 BCFE.

- 75 percent proved developed producing (58.7 BCFE)

- 70 percent natural gas and 30 percent crude oil

- Premium natural gas pricing due to BTU content and location

- Current daily production net to EVEP's interest of approximately 11.3 MMCFE

- 2010 Reserves-to-production ratio of 20 years (15 years for proved developed producing)

- Approximately 465,000 gross acres (193,000 net to EVEP’s interest), with over 90 percent held by production

- 388 currently identified proved undeveloped drilling locations, primarily in the Clinton and Medina formations

- Significant Knox group formation potential

John B. Walker, Chairman and CEO, said, "This acquisition is our second in the Appalachian Basin within the past six months.  It provides EVEP with additional long-life base production and development drilling opportunities in an area where we have a sizeable asset position and substantial experience.  In addition, it provides us with a significant opportunity for future production growth through drilling in the Knox group formation, a play where EnerVest has had drilling success over the past six years.”

For 2010 from the date of closing, EVEP expects the following for the properties to be acquired:

Net Daily Production:
Natural gas (Mcf)	7,300 - 7,900
Crude oil (Bbls)	520 - 560
Total (Mcfe)	10,420 - 11,260

Price Differentials vs. NYMEX:
Natural gas (% of NYMEX Natural gas)	106% - 114%
Crude oil (% of NYMEX Crude Oil)	85% - 94%

Lease operating expenses ($/Mcfe)	$1.30 - $1.45
Production and other taxes (% revenues)	0.8% - 1.2%
Incremental monthly general & administrative expense ($thous)	80 - 110

In conjunction with the acquisition, and consistent with its strategy of hedging a significant percentage of its production, EVEP intends to enter into arrangements to hedge a substantial portion of the acquired production volumes at or prior to closing.

In addition, since the Partnership’s third quarter 2009 earnings press release dated November 9, 2009, EVEP has entered into the following additional commodity price hedges for its existing production:

	Swap	Swap	Collar	Collar	Collar
	Volume	Price	Volume	Floor	Ceiling
	Mmbtu		Mmbtu

Natural Gas:
NYMEX
1Q 2010	378,000	$5.710
2Q 2010	291,200	$5.695
3Q 2010	202,400	$5.860
4Q 2010	110,400	$6.335

2010
Columbia Appalachia	110,230	$5.745
Dominion Appalachia	393,470	$5.795

2011
NYMEX			440,555	$5.850	$7.550

Gas Basis Differentials:
2010
El Paso Permian	365,000	$-0.275
Panhandle TX-OK	730,000	$-0.300
El Paso San Juan	1,642,500	$-0.340

2011
Dominion Appalachia	346,020	$0.198
Columbia Appalachia	94,535	$0.150

 EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and natural gas properties. More information about EVEP is available on the internet at www.evenergypartners.com.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission available from us at www.evenergypartners.com or from the Securities and Exchange Commission at www.sec.gov.  In filings with the SEC, we are required to report proved reserves as defined in Regulation S-X under the Securities Act.  In general, Regulation S-X requires that in calculating proved reserves we use the unweighted average of the price of crude oil and natural gas on the first day of each month for the twelve months prior to the date of the report, without escalation.  The reserves described above in this press release were calculated using forward strip prices.  The estimated net proved reserves attributable to the properties being acquired by the partnership using the unweighted average prices for 2009 of $3.866 per MMBTU of natural gas and $61.18 per barrel of crude oil as required by Regulation S-X are 73.5 BCFE, and the estimated net probable and possible reserves (most of which are possible) are 19.1 BCFE.

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P.
Michael E. Mercer, 713-651-1144
Web site: http://www.evenergypartners.com